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Exhibit 99

For Immediate Release                   For More Information Contact:
                                                      Jim Graham, (910) 641-0044

            Waccamaw Bankshares Reports 2/nd/ Quarter Profits up 36%

Whiteville, NC - July 10, 2003 - Waccamaw Bankshares, (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported second quarter earnings today. Net income for the second quarter reached $495,512, an increase of 36% over the same period in 2002 equating to earnings per share (EPS) of $.32 versus $.24 per share for the same period last year. Year to date earnings are reported at $962,032, a 48% increase over the previous year's figures. Earnings per share for the first half of 2003 equaled $.63 as compared to $.42 for the same period in 2002. Assets and deposits for the locally owned bank holding company also saw significant increases. Total assets for the quarter ending June 30, 2003 were $184,530,000, an increase of 18.3% over last year. Total deposits increased 30% compared to the earlier year and totaled $154,713,000.

"For the first half of the year we have experienced increasing net interest income as a result of our loan growth and we continue to enjoy a high level of non-interest income from fee income, including that received from mortgages and investment services," stated Waccamaw Bankshares Jim Graham. "We are very pleased with the positive performance thus far this year and are continually appreciative of the support we receive from the communities we serve. Our operations have improved throughout the year as we have recently completed a major software conversion that will provide an improved level of customer service for those who have made us the bank we are today," Mr. Graham continued. He went on to say, "As we look forward to continued growth and profitability, we are focused on maintaining our position as the strongest community bank within the areas that we serve."

Chairman Michael K. Jones stated, "The Board of Directors is pleased with the results through the second quarter and we recognize there is still potential for much growth in our market."

Late in the first quarter of 2003 Waccamaw Bankshares was listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte and Holden Beach. Investment services are offered through Waccamaw Financial Services, which is a full service brokerage and insurance subsidiary with the primary offices housed in the Whiteville Main Office. Waccamaw Bank also offers mortgages services through its offices in Shallotte and Whiteville. Waccamaw Bankshares also owns an interest in Sidus Financial, LLC which, in addition to supporting Waccamaw Bank, offers mortgage services to other community banks in North Carolina, South Carolina and Virginia. For more information call (910) 641-0044 or go to www.waccamawbank.com.

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For the Wilmington Star News
Waccamaw Bankshares, Inc. (NASDAQ Symbol: WBNK) the Whiteville, North Carolina based community financial holding company and parent of Waccamaw Bank reports income for the second quarter of 2003 of $495,512, a 36% increase over the same period in 2002. Year to date earnings are reported at $962,032, a 48% increase over the earlier year's figures. Earnings per share for the second quarter equaled $.32 as compared to $.24 for the second quarter of 2002. Earnings per share increased to $.63 for the first 6 months of the year compared with $.42 per share for the same period in 2002. Total assets increased 18.3% to $184,427,000. Waccamaw Bankshares has over 2100 area shareholders and operates offices in Whiteville, Tabor City, Chadbourn, Shallotte and Holden Beach.